Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Pre-Effective Amendment No. 2 to the Form S-1 (No. 333-217275) of PDL Community Bancorp to be filed on July 27, 2017, of our report dated March 15, 2017, relating to the consolidated statements of financial condition of Ponce De Leon Federal Bank and Subsidiaries as of December 31, 2016 and 2015 and the related consolidated statements of income, comprehensive income, changes in capital accounts, and cash flows for the years then ended, which appears in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ Mazars USA LLP

New York, NY

July 27, 2017